DEAN WITTER INTERCAPITAL INC.
                     Two World Trade Center
                    New York, New York  10048







                                             December 14, 1995



Dean Witter European Growth Fund Inc.
Two World Trade Center
72nd Floor
New York, NY  10048

Dear Sirs:

     In connection with the public offering of common shares, $.01 par value, of Dean Witter European Growth Fund Inc.
("the Fund"), I have examined such corporate records and documents and have made such further investigation and examination as I have deemed necessary for the purpose of this opinion.

     It is my opinion, as Legal Counsel for the Fund, that the Fund is a corporation duly organized and validly existing under the laws of the State of Maryland and that the common shares covered by the Rule 24f-2 Notice, dated December 14, 1995 (File No. 33-33530 and 811-6044), were issued and paid for in accordance with the terms of the offering, as set forth in the prospectus filed as part of the Registration Statement, as amended, of the Fund and were legally issued, fully paid and non-assessable by the Fund.

     I hereby consent to the filing of this opinion as an exhibit
to the Notice pursuant to Rule 24f-2.   In giving this consent, I
do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                        Very truly yours,


                                    /s/ Sheldon Curtis
                                        Sheldon Curtis
                                        General Counsel

SC:fr/24f-2/opinion.euro